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                                       16

                                                                    Exhibit 5


January 2, 1997



ALLIED Group, Inc.
701 5th Avenue
Des Moines, IA  50391-2000


Ladies and Gentlemen:

         ALLIED Group, Inc., an Iowa corporation (the "Company"), is filing a Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933 (the "Act") in connection with the proposed sale of up to 500,000 shares of Common Stock, no par value, of the Company (the "ALLIED Common Shares") pursuant to the Agency Stock Purchase Plan described in the Registration Statement.

         As counsel to the Company, we have examined the corporate proceedings and such other legal matters as we deemed relevant to the authorization and issuance of the ALLIED Common Shares covered by the Registration Statement. Based on such examination, it is our opinion that the ALLIED Common Shares are duly authorized, and when issued and paid for in accordance with the Agency
Stock Purchase Plan described in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We do not find it necessary for the purpose of this opinion, and, accordingly, do not purport to cover herein, the application of the "Blue Sky" or securities laws of various states to offers or sales of the ALLIED Common Shares.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the references therein to our firm in such Registration Statement. In giving this consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder, or that this consent is required by Section 7 of the Act.

Very truly yours,


DAVIS, BROWN, KOEHN, SHORS & ROBERTS, P.C

/s/ Donald J. Brown

Donald J. Brown
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